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                                                               EXHIBIT (a)(1)(L)



                                                        FOR RELEASE AT 7:00 A.M.
                                                          NEW YORK CITY TIME, ON
                                                                 OCTOBER 1, 2001



          INTERNATIONAL BANCSHARES CORPORATION EXTENDS TENDER OFFER FOR
                    NATIONAL BANCSHARES CORPORATION OF TEXAS


         LAREDO, TEXAS, October 1, 2001 - International Bancshares Corporation (NASDAQ: IBOC) announced today that International Bancshares has further extended the expiration date of its tender offer for National Bancshares Corporation of Texas (AMEX: NBT) to 5:00 p.m., New York City time, on Friday, October 19, 2001. The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, on Friday, September 28, 2001. As of September 28, 2001, the required regulatory approvals for the consummation of the tender offer have not been received and as a result the tender offer has been further extended.

         The tender offer was commenced on August 9, 2001, by NBC Acquisition Corp., a wholly-owned subsidiary of International Bancshares, for all of the outstanding shares of common stock of National Bancshares, at the cash price of $24.75 net per share, subject to adjustment as described in the tender offer statement and related materials filed with the Securities and Exchange Commission (the "SEC"). As previously announced, based on an environmental report with respect to the environmental conditions relating to one of National Bancshares properties which confirms that no environmental remediation will be required on such property, International Bancshares has determined that the per share price to be paid for shares of common stock of National Bancshares in the tender offer will not be adjusted as described in the tender offer statement and related materials and the definitive price to be paid for such shares in the tender offer will be $24.75 per share. As a consequence of the further extension of the expiration date of the tender offer, holders of National Bancshares common stock may tender or withdraw shares until 5:00 p.m., New York City time, on Friday, October 19, 2001, unless the tender offer is further extended.

         Pursuant to the terms of the Agreement and Plan of Merger dated as of July 30, 2001, among International Bancshares Corporation, NBC Acquisition Corp. and National Bancshares Corporation, upon successful completion of the tender offer, NBC Acquisition Corp. will merge with and into National Bancshares. As a result of this merger, any shareholders of National Bancshares who did not tender their shares in the tender offer, other than those who properly exercise dissenters' rights under Texas law, will receive the same amount per share as paid in the tender offer. As a result of the merger, National Bancshares would become a wholly-owned subsidiary of International Bancshares.

         The Bank of New York, the depositary for the tender offer, has advised International Bancshares that, as of 5:00 p.m. New York City time, on September 28, 2001, approximately 2,177,470 shares of National Bancshares common stock (including guaranteed deliveries), representing approximately 52.7% of the shares currently outstanding, were validly tendered and not withdrawn pursuant to the tender offer.

         THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF NATIONAL BANCSHARES. THE TENDER OFFER HAS BEEN MADE PURSUANT TO A TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL, AND RELATED TENDER OFFER DOCUMENTS) REGARDING THE ACQUISITION OF NATIONAL BANCSHARES, WHICH HAS BEEN FILED BY INTERNATIONAL BANCSHARES AND NBC ACQUISITION CORP. WITH THE SEC. YOU ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER FILED BY NATIONAL BANCSHARES WITH THE SEC BEFORE MAKING ANY DECISION REGARDING THE TENDER OFFER AND RELATED TRANSACTIONS. THE TENDER OFFER STATEMENT, THE






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SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND OTHER DOCUMENTS
FILED WITH THE SEC IN CONNECTION WITH THE TENDER OFFER ARE AVAILABLE FREE OF CHARGE FROM THE INFORMATION AGENT FOR THE TENDER OFFER, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, NEW YORK, NEW YORK 10022, OR CALL TOLL-FREE AT
(888) 750-5834.

                                  * * * * * * *

For more information, contact:

Dennis E. Nixon
Chairman and CEO
International Bancshares Corporation
(956) 722-7611


Marvin E. Melson
President and CEO
National Bancshares Corporation of Texas
(210) 403-4211



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